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                                                                   Exhibit 10.20


                                LITTELFUSE, INC.
                        SUMMARY OF DIRECTOR COMPENSATION

      For 2007, directors who are not employees of Littelfuse, Inc. (the "Company") are paid an annual director's fee of $40,000, $1,500 for each of the regularly scheduled Board meetings attended and $1,000 for attendance at any special teleconference Board or Committee meetings, plus reimbursement of reasonable expenses relating to attendance at meetings. The Lead Director is paid an additional $7,500 annually, the Chairman of the Audit Committee is paid an additional $10,000 annually and the Chairman of the Compensation Committee is paid an additional $5,000 annually. No fees are paid to directors who are also full-time employees of the Company.

      Under the Littelfuse Deferred Compensation Plan for Non-employee Directors (the "Non-employee Directors Plan"), a non-employee director, at their election, may defer receipt of their director's fees. Such deferred fees are used to purchase shares of the Company's Common Stock, and such shares and any distributions thereon are deposited with a third party trustee for the benefit of the director until the director ceases to be a director of the Company.

      The Littelfuse Outside Directors' Stock Option Plan (the "Directors Plan") provides for a grant at each annual meeting of the Board of Directors to each non-employee director of non-qualified stock options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant.

      The Non-employee Directors Plan and the Directors Plan and the forms of awards thereunder are filed as exhibits to this Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (the "Form 10-K"). These plans and agreements will be discussed further in the Company's Proxy Statement relating to the 2007 Annual Meeting of Stockholders, which will be incorporated by reference into this Form 10-K when filed.